UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2010 (November 18, 2010)
Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As described in the Definitive Proxy Statement filed by Bob Evans Farms, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on August 3, 2010, the Company has change in control agreements with a number of its officers including Messrs. Steven A. Davis, Tod R. Spornhauer, J. Michael Townsley, Harvey Brownlee and Randall L. Hicks (collectively, our “Named Executive Officers”).
The current change in control agreements automatically renew for an additional one-year period beginning January 1 unless the Company or the officer gives prior written notice not to renew the change in control agreements. The Company has provided written notice of its election to not renew the term of the current change in control agreements. Accordingly, the current change in control agreements will expire effective December 31, 2010. A copy of the form of the current change in control agreement has been previously filed with the SEC.
On November 18, 2010, the Compensation Committee of the Board of Directors of the Company approved an Executive Change in Control and Severance Plan (the “CIC/Severance Plan”) in order to better reflect current compensation practices and trends.
The following description is not a complete description of the CIC/Severance Plan and is qualified in its entirety by reference to the full text of the CIC/Severance Plan, a copy of which is attached hereto as Exhibit 10 and incorporated by reference in this Item 5.02. Any capitalized terms not defined herein are defined in the CIC/Severance Plan.
The Compensation Committee designated the Named Executive Officers and other executive officers who are eligible to participate in the CIC/Severance Plan, which becomes effective on January 1, 2011. Participants are separated into three classes depending upon the rank of their position (i.e., Class A, B and C), with the Chief Executive Officer being the only participant in Class A.
The CIC/Severance Plan provides for compensation in the event of the termination of employment related to a Change in Control event, or in the event of Severance without a Change in Control event.
Under the CIC/Severance Plan, if a participant’s employment is terminated without “cause” or by the executive officer for “good reason” during the two-year period following a Change of Control for a Class A participant, and the one year period for a Class B or C participant, the participant will be eligible for the following payments and benefits:

Participant’s Class	Amount of Payment
Class A	300% of the sum of (i) Base Salary and (ii) Bonus Amount
Class B	200% of the sum of (i) Base Salary and (ii) Bonus Amount
Class C	100% of the sum of (i) Base Salary and (ii) Bonus Amount

For 18 months after the participant’s Date of Termination, the Company also will either maintain in full force and effect, for the participant’s continued benefit all life, medical, dental and/or vision insurance programs in which the participant was participating or was covered immediately before the participant’s Date of Termination, or provide compensation therefore.
If a participant is eligible (i.e., not terminated for Cause, retires, etc.) for payments and benefits due to Severance (and without a Change in Control event), the Company shall: (a) pay the Participant an amount equal to (i) his or her Base Salary; divided by (ii) 12; multiplied by (iii) the Benefit Multiplier. The Benefit Multiplier is determined under the following formula:

Years of Service	Benefit Multiplier Formula
Less than twelve	One for each Year of Service
Twelve or more	Twelve
Additionally, if the participant is enrolled in the Company’s medical, dental and/or vision benefit programs on the Date of Termination, the Company will pay a lump sum amount equal to the difference between (i) the premium cost for COBRA continuation coverage, and (ii) the required contribution rate that would be charged to an active employee for that coverage, each determined as of the Date of Termination; multiplied by the Benefit Multiplier.
In order to be entitled to either change in control or severance payments and benefits, the participant will be required to comply with the terms and conditions of the CIC/Severance Plan. These terms require the participant to execute a release and waiver of all claims against the Company and to comply with post-employment covenants to protect the Company’s confidential information, not to solicit the Company’s employees and not to disparage or otherwise impair the Company’s reputation, goodwill or commercial interests.
The CIC/Severance Plan can be amended by the Company at any time and for any reason except in the event of a Change in Control. The CIC/Severance Plan includes a provision stating that once eligible for benefits under the CIC/Severance Plan, each executive shall remain a participant in the CIC/Severance Plan until the amounts and benefits payable under the CIC/Severance Plan have been paid or provided to the CIC/Participant in full.
Item 9.01. Financial Statements and Exhibits
     (a) — (c). Not applicable.
     (d).            Exhibits:

Exhibit No.	Description
10	Bob Evans Farms, Inc. Executive Change in Control and Severance Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
Dated: November 23, 2010	By:	/s/ Mary L. Garceau
Mary L. Garceau
Vice President, General Counsel and Corporate Secretary

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